Exhibit 99.1

Company Contact

David Lyle, Chief Financial Officer

investors@airgain.com

Airgain Reports Fourth Quarter and Full Year

2019 Financial Results

San Diego, CA, February 20, 2020 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive, today announced GAAP net income of $0.1 million and GAAP diluted EPS of $0.01 for the three months ended December 31, 2019 (2019 Q4). The 2019 Q4 net income increased $0.2 million from the net loss of $(0.1) million for the three months ended September 30, 2019 (2019 Q3).

“I am pleased that we exceeded our expectations for earnings despite recent revenue headwinds. Our Q4 2019 GAAP and non-GAAP diluted earnings per share of $0.01 and $0.07, respectively, exceeded our prior expected ranges of $(0.03) to $(0.02) on a GAAP basis and $0.04 to $0.05 on a non-GAAP basis,” said Airgain’s Chief Executive Officer and President, Jacob Suen. “More importantly, the ramp in recent design activity we are seeing in our growth markets gives me confidence that we are on the cusp of hitting a real growth curve that will begin to play out in the second half of this year with more significant growth in 2021 and beyond.”

2019 Q4 Financial Highlights

•	Sales of $13.0 million
•	Gross margin of 44%
•	Net income of $0.1 million
•	GAAP earnings per diluted share of $0.01
•	Non-GAAP earnings per diluted share of $0.07
•	Adjusted EBITDA of $0.8 million

2019 Q4 Financial Results

Sales decreased 21% to $13.0 million compared to $16.6 million in the same year-ago period. The lower sales was primarily driven by our product cycle transitions. Compared to 2019 Q3 our sales decreased $0.1 million from $13.1 million.

Gross profit decreased 16% to $5.8 million from $6.9 million in the same year-ago period. Gross margin was 44% in 2019 Q4, which increased from 41% in the same year-ago period, largely due to a change in the product mix. 2019 Q4 gross margin decreased from 46% in 2019 Q3 due to an unfavorable change in the product mix.

Total operating expenses of $5.9 million for 2019 Q4 increased $0.1 million compared to the same year-ago period but decreased $0.4 million as compared to $6.3 million in 2019 Q3 primarily due to changes in personnel expenses.

Net income totaled $0.1 million or $0.01 per share (based on 10.0 million diluted shares), compared to net income of $1.3 million or $0.13 per share (based on 10.0 million diluted shares) in the same year-ago period. Net income increased $0.2 million as compared to the 2019 Q3 net loss of $0.1 million or $(0.01) per share (based on 9.7 million basic shares). Non-GAAP net income totaled $0.7 million or $0.07 per share (based on 10.0 million diluted shares), compared to non-GAAP net income of $1.7 million or $0.17 per share (based on 10.0 million diluted shares) in the same year-ago period. Non-GAAP net income in 2019 Q3 was $0.5 million or $0.05 per share (based on 10.0 million diluted shares) (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income, non-recurring items, and stock-based compensation) decreased to $0.8 million in 2019 Q4 compared to Adjusted EBITDA of $1.8 million in the same year-ago period. The 2019 Q3 Adjusted EBITDA was $0.6 million (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Full Year 2019 Financial Highlights

•	Sales of $55.7 million
•	Gross margin of 45%
•	Net income of $0.9 million
•	GAAP earnings per diluted share of $0.09
•	Non-GAAP earnings per diluted share of $0.32
•	Adjusted EBITDA of $3.7 million

Full Year 2019 Financial Results

Sales decreased 8% to $55.7 million compared to $60.6 million in the same year-ago period. The decrease in sales was primarily driven by product cycle transition for several large volume embedded antenna products.

Gross profit decreased $1.2 million to $25.3 million for the year from $26.5 million for the same year-ago period. Gross margin as a percentage of sales was 45% for the year, compared to a gross margin of 44% in the same year-ago period.

Total operating expenses for the year decreased 17% to $25.0 million from $29.9 million in the same year-ago period. The decrease was primarily due to higher nonrecurring expenses in 2018 including $2.0 million associated with the realignment of sales and marketing initiatives combined with executive severance and additional stock-based compensation expense of $1.2 million due to the accelerated vesting of options to former executives, as well as a decrease in personnel expenses compared to the same year-ago period.

Net income totaled $0.9 million or $0.09 per share (based on 10.1 million diluted shares), compared to net loss of $2.6 million or $(0.27) per share (based on 9.5 million basic shares) in the same year-ago period. Non-GAAP net income totaled $3.2 million or $0.32 per share (based on 10.1 million diluted shares), compared to non-GAAP net income of $2.2 million or $0.22 per share (based on 10.4 million diluted shares) in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Adjusted EBITDA increased to $3.7 million from $2.7 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Total shares of 108,000 were repurchased during the year at an average price of $11.41 for a total amount of $1.2 million.

Financial Outlook

The company expects sales in the first quarter of 2020 to be in the range of $10.0 million to $12.0 million. The following table summarizes the reconciliation between the projected GAAP EPS and non-GAAP EPS for the first quarter of 2020:

	Low (1)	High (1)
Reconciliation of projected GAAP to projected non-GAAP EPS
Projected GAAP earnings per diluted share	$(0.21)	$(0.14)
Stock-based compensation expense	0.07	0.07
Amortization	0.01	0.01
Other income	(0.01)	(0.01)
Projected non-GAAP earnings per diluted share	$(0.14)	$(0.07)
(1)	Amounts are based off of 9.7 million basic shares outstanding.

Conference Call

Airgain management will hold a conference call today Thursday, February 20, 2020, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss financial results for the fourth quarter ended and year ended December 31, 2019, and to provide an update on business conditions.

Airgain management will host the presentation, followed by a question and answer period.

Date: Thursday, February 20, 2020

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-703-1550

International dial-in: 1-647-689-5628

Conference ID: 3097195

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the company at 1-760-579-0200.

The conference call will be broadcast live and available for replay in the investor relations section of the company's website.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through March 20, 2020.

U.S. replay dial-in: 1-800-585-8367 or 1-416-621-4642

Replay ID: 3097195

About Airgain, Inc.

Airgain is a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Combining design-led thinking with testing and development, Airgain works in partnership with the entire ecosystem, including carriers, chipset suppliers, OEMs, and ODMs. Airgain’s antennas are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow us on LinkedIn and Twitter.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding the growth opportunities within our markets and the timing thereof, as well as our 2020 financial outlook. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; risks and uncertainties related to management and key personnel changes; our products are subject to intense competition, including competition from the customers to whom we sell, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers; our ability to identify and consummate strategic acquisitions and partnerships, and risks associated with completed acquisitions and partnerships adversely affecting our operating results and financial condition; we sell to customers who are extremely price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a few contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; the coronavirus outbreak disrupting or otherwise adversely affecting our customers, contract manufacturers, and the overall supply chain that our antennas are used in and, ultimately, our sales and operating results; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income attributable to common stockholders (non-GAAP net income), and non-GAAP earnings per diluted share (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we also exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; non-recurring expenses, which include realignment of sales and marketing initiatives and severance payments;  other income, which includes interest income and gain on deferred purchase price liability offset by interest expense; depreciation and amortization; and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this release.

Airgain, Inc.

Unaudited Condensed Balance Sheets

(in thousands, except per share data)

	December 31
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$13,197	$13,621
Short-term investments	21,686	20,169
Trade accounts receivable	7,656	7,013
Inventory	1,193	1,351
Prepaid expenses and other current assets	1,379	931
Total current assets	45,111	43,085
Property and equipment, net	2,108	1,401
Goodwill	3,700	3,700
Customer relationships, net	3,110	3,593
Intangible assets, net	687	859
Other assets	10	269
Total assets	$54,726	$52,907
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,838	$4,137
Accrued bonus	1,385	2,076
Accrued liabilities	1,451	1,217
Current portion of deferred rent obligation under operating lease	85	81
Total current liabilities	6,759	7,511
Deferred tax liability	52	38
Deferred rent obligation under operating lease	11	211
Total liabilities	6,822	7,760
Stockholders’ equity:
Common stock, par value $0.0001, 200,000 shares authorized; 10,146 shares issued and 9,681 shares outstanding at December 31, 2019; and 9,958 shares issued and 9,601 shares outstanding at December 31, 2018.	1	1
Additional paid in capital	96,622	93,583
Treasury stock, at cost: 465 shares and 357 shares at December 31, 2019 and 2018, respectively	(4,659)	(3,432)
Accumulated other comprehensive income (loss)	8	(11)
Accumulated deficit	(44,068)	(44,994)
Total stockholders’ equity	47,904	45,147
Total liabilities and stockholders’ equity	$54,726	$52,907

Airgain, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended
	December 31	September 30,	December 31	Year ended December 31,
	2019		2018	2019	2018
Sales	$13,026	$13,142	$16,561	$55,739	$60,625
Cost of goods sold	7,248	7,067	9,711	30,415	34,114
Gross profit	5,778	6,075	6,850	25,324	26,511
Operating expenses:
Research and development	2,045	2,403	2,157	8,989	9,319
Sales and marketing	1,072	1,461	1,892	7,036	11,033
General and administrative	2,751	2,416	1,681	8,919	9,545
Total operating expenses	5,868	6,280	5,730	24,944	29,897
Income (loss) from operations	(90)	(205)	1,120	380	(3,386)
Other (income) expense:
Interest income	(155)	(183)	(187)	(714)	(584)
Interest expense	4	—	2	5	31
Gain on deferred purchase price liability	—	—	—	—	(389)
Loss on disposal of fixed assets	—	-	39	—	39
Total other income	(151)	(183)	(146)	(709)	(903)
Income (loss) before income taxes	61	(22)	1,266	1,089	(2,483)
Provision for income taxes	(2)	113	(9)	163	101
Net income (loss)	$63	$(135)	$1,275	$926	$(2,584)
Net income (loss) per share:
Basic	$0.01	$(0.01)	$0.13	$0.10	$(0.27)
Diluted	$0.01	$(0.01)	$0.13	$0.09	$(0.27)
Weighted average shares used in calculating income (loss) per share
Basic	9,697	9,711	9,597	9,684	9,521
Diluted	10,025	9,711	9,980	10,097	9,521

Airgain, Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	For the year ended December 31
	2019	2018
Cash flows from operating activities:
Net income (loss)	$926	$(2,584)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	493	587
Amortization	655	677
Amortization of discounts on investments, net	(312)	(202)
Stock-based compensation	2,204	2,910
Deferred tax liability	14	30
Loss on disposal of fixed assets	—	39
Gain on deferred purchase price liability	—	(389)
Changes in operating assets and liabilities:
Trade accounts receivable	(643)	1,043
Inventory	158	(610)
Prepaid expenses and other assets	(189)	(241)
Accounts payable	(303)	294
Accrued bonus	(691)	416
Accrued liabilities	234	(470)
Deferred obligation under operating lease	(196)	(123)
Net cash provided by operating activities	2,350	1,377
Cash flows from investing activities:
Purchases of available-for-sale securities	(36,456)	(29,666)
Maturities of available-for-sale securities	35,270	30,992
Purchases of property and equipment	(1,196)	(990)
Net cash provided by (used in) investing activities	(2,382)	336
Cash flows from financing activities:
Repayment of notes payable	—	(1,333)
Payment on deferred purchase price liability	—	(375)
Repurchase of common stock	(1,227)	(2,174)
Proceeds from issuance of common stock	835	765
Net cash used in financing activities	(392)	(3,117)
Net decrease in cash and cash equivalents	(424)	(1,404)
Cash and cash equivalents, beginning of period	13,621	15,025
Cash and cash equivalents, end of period	$13,197	$13,621
Supplemental disclosure of cash flow information
Interest paid	$1	$37
Taxes paid	$71	$46
Supplemental disclosure of non-cash investing and financing activities:
Accrual of property and equipment	$4	$—

Airgain, Inc.
Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)

(in thousands, except per share data)

	Three months ended
	December 31	September 30	December 31	Year ended December 31,
	2019		2018	2019	2018
Net income (loss)	$63	$(135)	$1,275	$926	$(2,584)
Stock-based compensation expense	599	549	374	2,204	2,910
Amortization	164	163	168	655	676
Non-recurring items (1)	—	—	—	—	1,956
Other income	(151)	(183)	(146)	(709)	(903)
Provision for income taxes	(2)	113	(9)	163	101
Non-GAAP net income attributable to common stockholders	$673	$507	$1,662	$3,239	$2,156
Non-GAAP net income per share:
Basic	$0.07	$0.05	$0.17	$0.33	$0.23
Diluted	$0.07	$0.05	$0.17	$0.32	$0.22
Weighted average shares used in calculating non-GAAP income per share:
Basic	9,697	9,711	9,597	9,684	9,521
Diluted	10,025	10,041	9,980	10,097	10,359

Airgain, Inc.
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

	Three months ended
	December 31	September 30	December 31	Year ended December 31,
	2019		2018	2019	2018
Net income (loss)	$63	$(135)	$1,275	$926	$(2,584)
Stock-based compensation expense	599	549	374	2,204	2,910
Depreciation and amortization	284	268	333	1,148	1,263
Non-recurring items (1)	—	—	—	—	1,956
Other income	(151)	(183)	(146)	(709)	(903)
Provision for income taxes	(2)	113	(9)	163	101
Adjusted EBITDA	$793	$612	$1,827	$3,732	$2,743

(1)	Non-recurring items include $2.0 million in executive severance and sales and marketing realignment for the year ended December 31, 2018.